Exhibit 99.1


     PlanetRx.com and Express Scripts Today Complete Acquisition Transaction


       PlanetRx.com becomes exclusive online pharmacy for Express Scripts'
                               36 million members

     SOUTH SAN FRANCISCO, CA and ST. LOUIS, MO. - October 14, 1999 - PlanetRx.com, Inc. (NASD:PLRX) and Express Scripts, Inc. (NASD:ESRX) today announced that PlanetRx.com has completed the acquisition of Express Scripts' e-commerce pharmacy, making PlanetRx.com (www.planetrx.com) the exclusive online pharmacy for Express Scripts and its 36 million members. In addition to purchasing over-the-counter health and beauty products at PlanetRx.com, with the closing of the deal today, qualified Express Scripts members can now use their pharmacy benefit program to purchase prescriptions at PlanetRx.com with their customary insurance co-payments.

     Marketing programs have also begun to inform Express Scripts members of their new PlanetRx.com benefits. Express Scripts will retain the yourPharmacy.com website (www.yourpharmacy.com), which will continue as a portal for Express Scripts members, providing comprehensive news and benefits information.

     Building on each other's strengths, the integration of Express Scripts and PlanetRx.com provides consumers a more convenient, more complete pharmacy experience. Together, PlanetRx.com and Express Scripts now offer qualified Express Scripts members one convenient place to shop for over-the-counter health and beauty products and their prescription drug needs, including traditional 30-day prescriptions and longer term, greater than 30-day prescriptions.

     "Together, Express Scripts and PlanetRx.com offer consumers, employers and health plans an outstanding combination of pharmacy knowledge, clinical expertise, benefit services, shopping experience and order fulfillment available through the Internet," said Barrett Toan, chief executive officer of Express Scripts. "This relationship accelerates our Internet pharmacy initiatives and enables us to focus on enhancing the entire pharmacy benefit and delivering excellent member and client service."

     The integration of PlanetRx.com and Express Scripts systems and distribution operations ultimately benefits the consumer by providing excellent customer service and selection, the value of affordable pharmaceuticals, and great savings on health and beauty products. The companies have created a unique relationship, resulting in an Internet pharmacy that owns and operates its entire order, fulfillment and distribution process, a key component in maintaining a consistently high level of quality control and customer service.

     "We're excited to be up and running with Express Scripts," said William J. Razzouk, chief executive officer of PlanetRx.com. "With this agreement we increase our ability to serve the millions of consumers who are turning to the Internet for reliable health information, affordable prescriptions and health and beauty products, while maintaining the PlanetRx.com trademark of superior customer service."

     Terms of the agreement

     Under the terms of the agreement between PlanetRx.com and Express Scripts, Express Scripts obtained a 19.9% ownership in PlanetRx.com, which represents approximately 10.4 million shares. PlanetRx.com will be the exclusive Internet pharmacy serving Express Scripts' plan members for five years, with a potential five-year extension. Under the joint operating agreement, PlanetRx.com will pay Express Scripts fees in excess of $11 million annually.

     About Express Scripts

     Express Scripts, Inc. (www.express-scripts.com) is the nation's leading independent full-service PBM and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Missouri.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statement in this press release regarding Express Scripts, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report of Form 10-K for the most recently ended fiscal year.

     About PlanetRx.com

     PlanetRx.com, Inc. (www.planetrx.com) a leading Internet healthcare destination for commerce, content and community, delivers a convenient, personalized and informed health and beauty shopping experience. With products ranging from prescriptions to personal care items to the latest medical information, PlanetRx.com gives consumers the ability to manage their own healthcare in a convenient and secure environment. PlanetRx.com is one of three online pharmacies to have received the Verified Internet Pharmacy Practice Sites (VIPPS) seal of approval from The National Association of Boards of Pharmacy
(NABP). Headquartered in South San Francisco, the company operates its own pharmacy and distribution center in Memphis, Tennessee to ensure the highest quality customer care.

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding PlanetRx's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this document are based upon information available to PlanetRx as of the date hereof, and PlanetRx assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to PlanetRx's business are set forth in PlanetRx's Form S-1, as amended and filed with the Securities and Exchange Commission on July 8, 1999, and the other reports filed from time to time with the Securities and Exchange Commission.

                                      # # #

PlanetRx.com press contact:
Daphne Jackson, Niehaus Ryan Wong, Inc. 650-827-7071, daphne@nrwpr.com Bryan Cohen, Niehaus Ryan Wong, Inc. 650-827-7066, bryan@nrwpr.com
Express Scripts press contact:
Diana Baumohl, Express Scripts, 314-702-7333, dbaumohl@express-scripts.com